UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) - September 28, 2006 (September 28, 2006)

TELECOM COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-62236	35-2089848
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9/F., Beijing Business World,
56 Dongxinglong Avenue, CW District, Beijing, China 100062

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code - (86) 10 6702 6968

N/A
(Former Name or Former Address, if changed since last report)

Item 5.02. Election of Directors; Appointment of Principal Officers.

Effective as of September 28, 2006, the Board of Directors of Telecom Communications, Inc. (the “Company”) appointed Mr. Yaofu Su as a Director of the Company. Mr. Su currently serves as the Company’s Vice President and is the Chief Executive Officer of HRDQ Group, Inc.(“HRDQ”), one of the Company’s subsidiary. HRDQ is a company that owns and operates an e-commerce website and a trading company. From January 2005 to present, Mr.Su also serves as the Multimedia Technology Director of 3G Dynasty Inc. ("3G"), a wholly-owned subsidiary of the Company. 3G is an internet and wireless communications content services company. From March 2004 to December 2004, Mr. Su was the multimedia content production manager of IC Star MMS Limited, a wholly owned subsidiary of the Company.

Effective as of September 28, 2006, the Board of Directors of the Company appointed Mr. Hongtao Zhang as a Director of the Company. Mr. Zhang currently serves as the Chief Executive Officer of Guangzhou TCOM Computer Technology Limited, a limited liability company formed in China and a wholly-owned subsidiary of the Company. From June 2004 through May 2006, Mr. Zhang was the Informational Technology Director of Alpha Century Holdings Limited ("Alpha"), a wholly-owned subsidiary of the Company. Alpha is an informational technology and communications solution services company. From May 2003 to May 2004, Mr. Zhang was the webmaster of IC Star MMS Limited, a wholly -owned subsidiary of the Company.

The Company has entered into an employment agreement with Mr. Su, dated April 20, 2006, covering his employment as Vice President of the Company. The agreement provide, that among other items, and subject to Mr. Su’s continuous employment with the Company, he will receive a sign-on bonus of 600,000 shares of the Company’s common stock, an annual base salary of $1, a minimum annual bonus of 500,000 shares of the Company’s common stock (payment of 20% of each annual bonus will be deferred for two (2) years) and be entitled to a forgivable, interest-free loan of $100,000 in lieu of relocation assistance.

Mr. Su and Mr. Zhang do not have any family relationships with any of the Company’s other directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2006

TELECOM COMMUNICATIONS, INC.

By:	/s/ Tim T. Chen
Tim T. Chen
Director and CEO (Principal Executive Officer)